Exhibit 10.1

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$_________________	__________ __, 2021

For value received, QSAM Biosciences, Inc., a Delaware corporation (the “Company”), promises to pay to __________________ or its assigns (“Holder”) the principal sum of $________________ together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

This convertible promissory note (the “Note”) is issued as part of a series of similar convertible promissory notes (collectively, the “Notes”) pursuant to the terms of that certain Convertible Promissory Note Purchase Agreement (as amended, the “Agreement”) dated as of ________ __, 2021. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

1. Repayment. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal. The outstanding principal amount of the Loan shall be due and payable on December 31, 2023 (the “Maturity Date”).

2. Interest Rate. The Company promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of six percent (6%) per annum or the maximum rate permissible by law, whichever is less. Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

3. Conversion into Common Stock.

(a) Automatic Conversion. In the event that the Company issues and sells shares of its equity securities to investors (the “Investors”) on or before the date of the repayment in full of this Note in an equity financing resulting in gross proceeds to the Company of at least $5,000,000 (a “Qualified Financing”) or lists its equity securities on NASDAQ or the NYSE (an “Uplisting”), then the outstanding principal balance of this Note plus all accrued and unpaid interest shall automatically convert in whole without any further action by the Holder into Common Stock of the Company at a conversion price equal to $0.20 per share (the “Conversion Price”), adjusted for stock splits, stock dividends and other recapitalizations.

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(b) Voluntary Conversion. At anytime prior to the Maturity Date, at the election of the Holder, the outstanding principal balance and any unpaid accrued interest under this Note may be converted into shares of Common Stock of the Company at the Conversion Price.

(c) Fractional Shares. If, after aggregation, the conversion of this Note would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, round such number up to the closest whole share of Common Stock

(d) Stock Dividend; Reclassifications; Recapitalizations; Etc. While this Note is outstanding, in the event the Company: (i) pays a dividend in Common Stock or makes a distribution in Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares or (iv) increases or decreases the number of shares of Common Stock outstanding by reclassification of its Common Stock, then the Conversion Price on the record date of such division or distribution or the effective date of such action shall be proportionally adjusted

(e) Combination; Liquidation. While this Note is outstanding, in the event of a Combination (as defined below), each Holder shall have the right to receive upon conversion of the Note the kind and amount of shares of capital stock or other securities or property which such Holder would have been entitled to receive upon or as a result of such Combination had such Note been converted immediately prior to such event (subject to further adjustment in accordance with the terms hereof). The Company shall provide that the surviving or acquiring Person (the “Successor Company”) in such Combination will assume by written instrument the obligations under this Section 3 and the obligations to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire. “Combination” means an event in which the Company consolidates with, mergers with or into, or sells all or substantially all of its assets to another Person, where “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity. In the event of (x) a Combination where consideration to the holders of Common Stock in exchange for their shares is payable solely in cash or (y) the dissolution, liquidation or winding-up of the Company, the Holders shall be entitled to receive, at their election upon surrender of their Note, distributions on an equal basis with the holders of Common Stock or other securities issuable upon conversion of the Note, as if the Note had been converted immediately prior to such event.

(f) Notice of Adjustment. While this Note is outstanding, should the Company propose to take any action set forth in Section 3 (d) or (e), the Company shall send to each Holder a notice of such proposed action or offer. Such notice shall be mailed to the Holders at their addresses as they appear in the Note Register, and shall specify the record date for the proposed event, shall briefly indicate the effect of the proposed event on the securities or property issuable upon the conversion of the Note, and shall indicate the effect of the proposed event, if any, on the Conversion Price (after giving effect to any adjustment pursuant to this Section 3.

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4. Maturity. Unless this Note has been previously converted in accordance with the terms of Sections 3(a) through (c) above the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

5. Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

6. Prepayment. The Company may not prepay this Note prior to the Maturity Date without the consent of the Holder.

7. Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 7(c) or 7(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company shall default in its performance of any covenant under the Agreement or any Note;

(c) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

8. Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

9. Governing Law. This Note shall be governed by and construed under the laws of the State of Florida, without giving effect to conflicts of laws principles.

10. Parity with Other Notes. The Company’s repayment obligation to the Holder under this Note shall be on parity with the Company’s obligation to repay all Notes issued pursuant to the Agreement. In the event that the Company is obligated to repay the Notes and does not have sufficient funds to repay all the Notes in full, payment shall be made to the Holders of the Notes on a pro rata basis. The preceding sentence shall not, however, relieve the Company of its obligations to the Holder hereunder.

11. Modification; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

12. Assignment. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

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QSAM Biosciences, Inc.

By:____________________________________________
Name:__________________________________________
Title:___________________________________________

Holder: ________________________________________

Principal Amount of Note: __________________________

Date of Note: ____________________________________